Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 for the 2002 Stock Plan and various stand-alone employee, director and consultant stock option grants (File No. 333-138852), the 2003 Nonqualified Stock Option and Stock Plan (File No. 333-104039), and the 2006 Omnibus Equity Compensation Plan and various stand-alone employee, director and consultant stock option grants (File No. 333-134951) of Signalife, Inc. (formerly “Recom Managed Systems, Inc.”), of our report dated March 31, 2008 related to the financial statements of Signalife, Inc. as of December 31, 2007 and for the years ended December 31, 2007 and 2006, appearing in the Signalife, Inc. 2007 Annual Report on Form 10-KSB.

/s/ Elliott Davis LLC

Greenville, South Carolina

March 31, 2008